CALCULATION OF REGISTRATION FEE

Title	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$17,073,700.00	$1,983.96

PRICING SUPPLEMENT No. U1126 Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-180300-03 Dated November 25, 2014

Credit Suisse AG $17,073,700 Trigger Phoenix Autocallable Optimization Securities
Linked to the Market Vectors Oil Services ETF due on November 29, 2019

Investment Description
Trigger Phoenix Autocallable Optimization Securities (the “Securities”) are senior, unsecured obligations of Credit Suisse AG, acting through its London Branch (“Credit Suisse” or the “Issuer”) linked to the Market Vectors Oil Services ETF (the “Underlying”). Credit Suisse will pay you a monthly Contingent Coupon payment if the closing level of the Underlying on the applicable Observation Date is equal to or greater than the Coupon Barrier. Otherwise, no Contingent Coupon will be payable with respect to that Observation Date. Credit Suisse will automatically call the Securities prior to maturity if the closing level of the Underlying on any Observation Date (monthly, beginning after one year) is equal to or greater than the Initial Level. If the Securities are called, Credit Suisse will pay you the principal amount of your Securities plus the Contingent Coupon payable on the Coupon Payment Date immediately following the applicable Observation Date (the “Automatic Call Date”), and no further amounts will be owed to you under the Securities. If the Securities are not called prior to maturity and a Trigger Event does not occur and therefore the Final Level is also equal to or greater than the Coupon Barrier, Credit Suisse will pay you a cash payment at maturity equal to the principal amount of your Securities plus the final Contingent Coupon payable on the Maturity Date. If the Securities are not called prior to maturity and a Trigger Event occurs, Credit Suisse will pay you less than the full principal amount of your Securities, if anything, resulting in a loss on your principal that is proportionate to the depreciation of the Underlying. In that case, you will lose more than 34% and possibly all of your investment. A Trigger Event will be deemed to have occurred if the Final Level is less than the Trigger Level. Investing in the Securities involves significant risks. You will lose some or all of your investment if the Securities are not called and a Trigger Event occurs. The Trigger Level is observed only on the Final Valuation Date and the contingent repayment of principal applies only if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the ability of Credit Suisse to pay its obligations as they become due. If Credit Suisse were to default on its obligations, you may not receive any amounts owed to you under the Securities.
Features	Key Dates
☐ Contingent Coupon — Subject to Automatic Call, you will be entitled to receive a monthly Contingent Coupon payment if the closing level of the Underlying on the applicable Observation Date is equal to or greater than the Coupon Barrier. Otherwise, no coupon will be paid for that month.

☐ Automatically Callable — Credit Suisse will automatically call the Securities and you will be entitled to receive the principal amount of your Securities plus the Contingent Coupon payable for that month on the Coupon Payment Date immediately following the applicable Observation Date if the closing level of the Underlying on any Observation Date (monthly, beginning after one year) is equal to or greater than the Initial Level. If the Securities are not called, investors may be exposed to the depreciation of the Underlying at maturity.

☐ Contingent Repayment of Principal Amount at Maturity — If the Securities have not been called and a Trigger Event has not occurred, Credit Suisse will pay you the full principal amount at maturity. If a Trigger Event occurs, Credit Suisse will pay you less than your principal amount, if anything, resulting in a loss of your principal that will be proportionate to the full depreciation of the Underlying.  The Trigger Level is observed on the Final Valuation Date and the contingent repayment of your principal applies only at maturity. Any payment on the Securities, including any repayment of principal, is subject to the ability of Credit Suisse to pay its obligations as they become due.
Trade Date	November 25, 2014
Settlement Date	November 28, 2014
Observation Dates*	Monthly (callable after 1 year) (see page 4)
Final Valuation Date*	November 22, 2019
Maturity Date*	November 29, 2019

*      The determination of the closing level for the Underlying on each Observation Date, other than the Final Valuation Date, is subject to postponement if such date is not a trading day or as a result of a market disruption event, as described herein under “Market Disruption Events.” The Final Valuation Date is subject to postponement if such date is not an underlying business day or as a result of a market disruption event, as described in the accompanying product supplement under “Description of the Securities—Market disruption events.” The Coupon Payment Dates (including the Maturity Date) are subject to postponement, each as described herein, if such date is not a business day or if (a) the determination of the closing level for the Underlying on the corresponding Observation Date (other than the Final Valuation Date) is postponed or (b) the Final Valuation Date is postponed, in each case because such date is not a trading day or an underlying business day, as applicable, or as a result of a market disruption event.

NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO PAY THE FULL PRINCIPAL AMOUNT OF THE SECURITIES AT MATURITY, AND THE SECURITIES CAN EXPOSE YOUR INVESTMENT TO THE FULL DEPRECIATION OF THE UNDERLYING. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF CREDIT SUISSE. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES. YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 8 AND UNDER “RISK FACTORS” BEGINNING ON PAGE PS-3 OF THE ACCOMPANYING PRODUCT SUPPLEMENT BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE SECURITIES. THE SECURITIES WILL NOT BE LISTED ON ANY EXCHANGE.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying underlying supplement, the product supplement, the prospectus supplement and the prospectus. Any representation to the contrary is a criminal offense.
Security Offering
These final terms relate to Securities linked to the Market Vectors Oil Services ETF. The Securities are offered at a minimum investment of 100 Securities at $10.00 per Security (representing a $1,000 investment), and integral multiples of $10.00 in excess thereof.
Underlying	Ticker	Contingent Coupon Rate	Initial Level	Trigger Level	Coupon Barrier	CUSIP	ISIN
Market Vectors Oil Services ETF	OIH UP	8.00% per annum	$43.41	$28.65 (66% of the Initial Level)	$28.65 (66% of the Initial Level)	22547T423	US22547T4233
Credit Suisse currently estimates the value of each $10.00 principal amount of the Securities on the Trade Date is $9.646 (as determined by reference to our pricing models and the rate we are currently paying to borrow funds through issuance of the Securities (our “internal funding rate”)). See “Key Risks” in this pricing supplement.
See “Additional Information about Credit Suisse and the Securities” on page 2. The Securities will have the terms set forth in the accompanying product supplement, prospectus supplement and prospectus and this pricing supplement.
The Securities are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.
Offering of Securities	Price to Public		Underwriting Discount and Commissions(2)		Proceeds to Credit Suisse AG
	Total	Per Security	Total	Per Security	Total	Per Security
Securities linked to the Market Vectors Oil Services ETF	$17,073,700.00	$10.00	$426,842.50	$0.25	$16,646,857.50	$9.75
(1) UBS Financial Services Inc., which we refer to as UBS, will act as distributor for the Securities. The distributor will receive a fee from Credit Suisse or one of our affiliates of $0.25 per $10.00 principal amount of Securities. For more detailed information, please see “Supplemental Plan of Distribution” on the last page of this pricing supplement.
UBS Financial Services Inc.

Additional Information about Credit Suisse and the Securities

You should read this pricing supplement together with the underlying supplement dated July 29, 2013, the product supplement dated March 23, 2012, the prospectus supplement dated March 23, 2012 and the prospectus dated March 23, 2012, relating to our Medium-Term Notes of which these Securities are a part. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

♦	Underlying supplement dated July 29, 2013:
http://www.sec.gov/Archives/edgar/data/1053092/000095010313004526/dp39753_424b2.htm

♦	Product supplement No. U-I dated March 23, 2012:
http://www.sec.gov/Archives/edgar/data/1053092/000095010312001501/dp29492_424b2-ui.htm

♦	Prospectus supplement and Prospectus dated March 23, 2012:
http://www.sec.gov/Archives/edgar/data/1053092/000104746912003186/a2208088z424b2.htm

Our Central Index Key, or CIK, on the SEC website is 1053092. As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Credit Suisse.

The Securities are senior, unsecured obligations of Credit Suisse and will rank pari passu with all of our other senior unsecured obligations.

In the event the terms of the Securities described in this pricing supplement differs from, or is inconsistent with, the terms described in the underlying supplement, product supplement or prospectus supplement, the terms described in this pricing supplement will control.

This pricing supplement, together with the documents listed above, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, fact sheets, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. We may, without the consent of the registered holder of the securities and the owner of any beneficial interest in the securities, amend the securities to conform to its terms as set forth in this pricing supplement and the documents listed above, and the trustee is authorized to enter into any such amendment without any such consent. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the product supplement and “Key Risks” in this pricing supplement, as the Securities involve risks not associated with conventional debt Securities. You should consult your investment, legal, tax, accounting and other advisors before deciding to invest in the Securities.

Investor Suitability

The Securities may be suitable for you if:	The Securities may not be suitable for you if:
♦    You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦    You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may be exposed to the depreciation of the Underlying.

♦    You believe the closing level of the Underlying will be equal to or greater than the Coupon Barrier on each of the Observation Dates, and you believe a Trigger Event will not occur, meaning the Underlying will close at or above the Trigger Level on the Final Valuation Date.

♦    You understand and accept that you will not participate in any appreciation in the level of the Underlying, which may be significant, and that your potential return is limited to the Contingent Coupon payments, if any.

♦    You are willing to invest in the Securities based on the Coupon Barrier and Trigger Level specified on the cover hereof.

♦    You are willing to forgo any dividends paid on the Underlying or the equity securities included in the Underlying.

♦    You do not seek guaranteed current income from your investment.

♦    You are willing to invest in securities that are subject to potential Automatic Call after one year, and you are otherwise willing to hold such securities to maturity and accept that there may be little or no secondary market for the Securities.

♦    You seek an investment with exposure to companies in the oil industry.

♦    You are willing to assume the credit risk of Credit Suisse for all payments under the Securities, and understand that the payment of any amount due on the Securities is subject to the credit risk of Credit Suisse.

♦    You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦    You seek an investment designed to provide a full return of principal at maturity.

♦    You cannot tolerate a loss of all or a substantial portion of your investment, and you are not willing to make an investment that may be exposed to the depreciation of the Underlying.

♦    You believe that the Underlying will close below the Coupon Barrier on the Observation Dates or you believe a Trigger Event will occur, meaning the closing level of the Underlying will be below the Trigger Level on the Final Valuation Date.

♦    You seek an investment that participates in the full appreciation in the level of the Underlying, and whose return is not limited to the Contingent Coupon payments, if any.

♦    You are unwilling to invest in the Securities based on the Coupon Barrier and Trigger Level specified on the cover hereof.

♦    You seek guaranteed current income from your investment.

♦    You prefer to receive the dividends paid on the Underlying or the equity securities included in the Underlying.

♦    You are unable or unwilling to hold securities that are subject to potential Automatic Call after one year or are otherwise unable or unwilling to hold such securities to maturity or you seek an investment for which there will be an active secondary market for the Securities.

♦    You do not seek an investment with exposure to companies in the oil industry.

♦    You are unwilling to assume the credit risk of Credit Suisse for all payments under the Securities.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the “Key Risks” beginning on page 8 of this pricing supplement for risks related to an investment in the Securities.

Final Terms
Issuer	Credit Suisse AG (“Credit Suisse”), acting through its London Branch
Principal Amount	$10.00 per Security
Term(1)
Approximately 5 years, unless called earlier. In the event that we make any change to the expected Settlement Date, the calculation agent may adjust (i) the Observation Dates to ensure that the term between each Observation Date remains the same and/or (ii) Final Valuation Date and Maturity Date to ensure that the stated term of the Securities remains the same.

Underlying	The Market Vectors Oil Services ETF.
Contingent Coupon
If the closing level of the Underlying is equal to or greater than the Coupon Barrier on any Observation Date, Credit Suisse will pay you the Contingent Coupon applicable to such Observation Date.
If the closing level of the Underlying is less than the Coupon Barrier on any Observation Date, the Contingent Coupon applicable to such Observation Date will not accrue or be payable and you will not be entitled to receive any payment on the relevant Coupon Payment Date.
Contingent Coupons will be calculated on a 30/360 basis from and including the Settlement Date to and excluding the earlier of the Automatic Call Date and the Maturity Date, as applicable.  The table below sets forth the Contingent Coupon amount (based on the Contingent Coupon Rate of 8.00% per annum) that would be applicable to each Observation Date on which the closing level of the Underlying is greater than or equal to the Coupon Barrier.

Contingent Coupon (per Security) Market Vectors Oil Services ETF
$0.0667 per month

Contingent Coupon payments on the Securities are not guaranteed. Credit Suisse will not pay you the Contingent Coupon for any Observation Date on which the closing level of the Underlying is less than the Coupon Barrier.

Trigger Event
A Trigger Event will occur if the Final Level is less than the Trigger Level.
In this case, you will be fully exposed to any depreciation in the level of the Underlying from the Trade Date to the Final Valuation Date.

Contingent Coupon Rate	The Contingent Coupon rate is 8.00% per annum for Securities linked to the Market Vectors Oil Services ETF.
Automatic Call Feature
The Securities will be automatically called if the closing level of the Underlying on any Observation Date (monthly, beginning November 25, 2015) is equal to or greater than the Initial Level.
If the Securities are called on any Observation Date (monthly, beginning November 25, 2015), on the Coupon Payment Date immediately following the relevant Observation Date (the “Automatic Call Date”), you will be entitled to receive a cash payment per Security equal to your principal amount plus the Contingent Coupon payable on that Coupon Payment Date.  No further amounts will be owed to you under the Securities.
The Securities will not be subject to an Automatic Call on an Observation Date (monthly, beginning November 25, 2015) if the closing level of the Underlying on such Observation Date is below the Initial Level.

Payment at Maturity (per Security)
If the Securities are not called, a Trigger Event does not occur, and therefore the Final Level is also equal to or greater than the Coupon Barrier, on the Maturity Date Credit Suisse will pay you a cash payment per Security equal to $10.00 plus the contingent coupon payable.
If the Securities are not called and a Trigger Event occurs, on the Maturity Date, Credit Suisse will pay you less than the principal amount, if anything, resulting in a loss on your initial investment that is proportionate to the depreciation in the Underlying Return, for an amount equal to:
$10.00 + ($10.00 × Underlying Return)
You will lose some or all of your principal amount if the Securities are not called and a Trigger Event occurs.

(1) Subject to the market disruption event provisions set forth in the accompanying product supplement under “Description of the Securities—Market disruption events” and herein under “Market Disruption Events.”

Final Terms

Underlying Return	Calculated as follows: Final Level – Initial Level Initial Level
Trigger Level	A percentage of the Initial Level, as specified on the first page of this pricing supplement.
Coupon Barrier	A percentage of the Initial Level, as specified on the first page of this pricing supplement.
Initial Level	The closing level of the Underlying on the Trade Date, as specified on the first page of this pricing supplement.
Final Level	The closing level of the Underlying on the Final Valuation Date, as determined by the calculation agent.
Observation Dates
The first Observation Date will occur on December 26, 2014; Observation Dates will occur monthly thereafter as listed in the “Observation Dates/Coupon Payment Dates” section below. The final Observation Date, November 22, 2019, will be the “Final Valuation Date.”

Coupon Payment Dates	Three business days following each Observation Date, except that the Coupon Payment Date for the Final Valuation Date is the Maturity Date.

Supplemental Terms of the Securities

For purposes of the Securities offered by this pricing supplement, all references to each of the following defined terms used in the accompanying product supplement will be deemed to refer to the corresponding defined term used in this pricing supplement, as set forth in the table below:

Product Supplement Defined Term	Pricing Supplement Defined Term
Knock-In Level	Trigger Level
Knock-In Event	Trigger Event
Valuation Date	Final Valuation Date

Investment Timeline

Trade Date	The Initial Level is observed, and the Trigger Level and Coupon Barrier are determined.

Monthly (callable after 1 year)
If the closing level of the Underlying is equal to or greater than the Coupon Barrier on any Observation Date, Credit Suisse will pay you a Contingent Coupon on the applicable Coupon Payment Date.

The Securities will be called if the closing level of the Underlying on any Observation Date on or after November 25, 2015 is equal to or greater than the Initial Level. If the Securities are called, Credit Suisse will pay you a cash payment per Security equal to $10.00 plus the Contingent Coupon payable on the Automatic Call Date.

Maturity date
The Final Level is observed on the Final Valuation Date.

If the Securities are not called, a Trigger Event has not occurred and therefore the Final Level is also equal to or greater than the Coupon Barrier, on the Maturity Date Credit Suisse will pay you a cash payment per Security equal to $10.00 plus the Contingent Coupon payable.

If the Securities have not been called and a Trigger Event has occurred, Credit Suisse will pay you less than the principal amount, if anything, resulting in a loss on your initial investment proportionate to the depreciation of the Underlying, for an amount equal to:

$10.00 + ($10.00 × Underlying Return)
per Security

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT. ANY  PAYMENT ON THE SECURITIES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO CREDIT SUISSE’S ABILITY TO PAY ITS OBLIGATIONS AS THEY BECOME DUE. IF CREDIT SUISSE WERE TO DEFAULT ON ITS OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES.

The Securities will not pay a Contingent Coupon if the closing level of the Underlying is below the Coupon Barrier on the applicable Observation Date. The Securities will not be subject to an Automatic Call on an Observation Date (monthly, beginning November 25, 2015) if the closing level of the Underlying on such Observation Date is below the Initial Level. If the Securities are not called, you will lose some or all of your investment at maturity if a Trigger Event occurs.

Observation Dates(1) and Coupon Payment Dates(2)(3)
Observation Dates	Coupon Payment Dates	Observation Dates	Coupon Payment Dates	Observation Dates	Coupon Payment Dates
December 26, 2014*	December 30, 2014*	August 25, 2016	August 29, 2016	April 25, 2018	April 27, 2018
January 26, 2015*	January 28, 2015*	September 26, 2016	September 28, 2016	May 25, 2018	May 30, 2018
February 25, 2015*	February 27, 2015*	October 25, 2016	October 27, 2016	June 25, 2018	June 27, 2018
March 25, 2015*	March 27, 2015*	November 25, 2016	November 29, 2016	July 25, 2018	July 27, 2018
April 27, 2015*	April 29, 2015*	December 27, 2016	December 29, 2016	August 27, 2018	August 29, 2018
May 26, 2015*	May 28, 2015*	January 25, 2017	January 27, 2017	September 25, 2018	September 27, 2018
June 25, 2015*	June 29, 2015*	February 24, 2017	February 28, 2017	October 25, 2018	October 29, 2018
July 27, 2015*	July 29, 2015*	March 27, 2017	March 29, 2017	November 26, 2018	November 28, 2018
August 25, 2015*	August 27, 2015*	April 25, 2017	April 27, 2017	December 26, 2018	December 28, 2018
September 25, 2015*	September 29, 2015*	May 25, 2017	May 30, 2017	January 25, 2019	January 29, 2019
October 26, 2015*	October 28, 2015*	June 26, 2017	June 28, 2017	February 25, 2019	February 27, 2019
November 25, 2015	November 30, 2015	July 25, 2017	July 27, 2017	March 25, 2019	March 27, 2019
December 28, 2015	December 30, 2015	August 25, 2017	August 29, 2017	April 25, 2019	April 29, 2019
January 25, 2016	January 27, 2016	September 25, 2017	September 27, 2017	May 28, 2019	May 30, 2019
February 25, 2016	February 29, 2016	October 25, 2017	October 27, 2017	June 25, 2019	June 27, 2019
March 28, 2016	March 30, 2016	November 27, 2017	November 29, 2017	July 25, 2019	July 29, 2019
April 25, 2016	April 27, 2016	December 26, 2017	December 28, 2017	August 26, 2019	August 28, 2019
May 25, 2016	May 27, 2016	January 25, 2018	January 29, 2018	September 25, 2019	September 27, 2019
June 27, 2016	June 29, 2016	February 26, 2018	February 28, 2018	October 25, 2019	October 29, 2019
July 25, 2016	July 27, 2016	March 26, 2018	March 28, 2018	November 22, 2019	November 29, 2019

*	The Securities are not callable until the twelfth Observation Date, which is November 25, 2015.

(1)
The determination of the closing level for the Underlying on each Observation Date, other than the Final Valuation Date, is subject to postponement, as described herein under “Market Disruption Events.”

(2)	Each subject to the modified following business day convention and subject to postponement as described herein under “Market Disruption Events.”

(3)
Contingent Coupons will be payable to the holders of record at the close of business on the business day immediately preceding the applicable Coupon Payment Date, provided that the Contingent Coupon payable upon Automatic Call or at maturity, as applicable, will be payable to the person to whom the principal amount upon Automatic Call or the Payment at Maturity, is payable.

Key Risks

An investment in the offering of the Securities involves significant risks. Investing in the Securities is not equivalent to investing in the Underlying. Some of the risks that apply to the Securities are summarized below, but we urge you to read the more detailed explanation of risks relating to the Securities in the “Risk Factors” section of the accompanying product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

♦
You may receive less than the principal amount at maturity — You may receive less at maturity than you originally invested in the Securities. If the Final Level is less than the Trigger Level, you will be fully exposed to any depreciation in the Underlying and will incur a loss proportionate to the Underlying Return. In this case, at maturity, the amount Credit Suisse will pay you will be less than the principal amount of the Securities and you could lose your entire investment. It is not possible to predict whether a Trigger Event will occur, and in the event that there is a Trigger Event, by how much the Final Level will decrease in comparison to the Initial Level. Any payment on the Securities is subject to our ability to pay our obligations as they become due.

♦
The Securities are subject to the credit risk of Credit Suisse — Although the return on the Securities will be based on the performance of the Underlying, the payment of any amount due on the Securities, including any applicable Contingent Coupon payments, if any, Automatic Call payment and Payment at Maturity, is subject to the credit risk of Credit Suisse. Investors are dependent on our ability to pay all amounts due on the Securities and, therefore, investors are subject to our credit risk. In addition, any decline in our credit ratings, any adverse changes in the market’s view of our creditworthiness or any increase in our credit spreads is likely to adversely affect the value of the Securities prior to maturity.

♦
The Securities will not pay more than the principal amount, plus any Contingent Coupons payable by  maturity or upon Automatic Call — The return potential on the Securities is limited to the Contingent Coupons payable during the term of the Securities regardless of the potential appreciation of the Underlying. Therefore, the Securities do not provide for a return greater than the principal amount, plus any Contingent Coupons received up to maturity or upon Automatic Call. Even if the Final Level is greater than the Initial Level, you will not participate in the appreciation of the Underlying despite the potential for full downside exposure to the Underlying at maturity.  The actual return on the Securities will depend on the number of Observation Dates on which the requirements for the Contingent Coupon are met and the amount payable per Security may be less than the amount payable on a traditional debt security that pays interest at prevailing market rates or an investment that allows for participation in any appreciation of the Underlying.

♦
The Securities are subject to a potential Automatic Call prior to maturity, which would limit your opportunity to accrue Contingent Coupons over the full term of the Securities — If the closing level of the Underlying on any Observation Date after one year is equal to or greater than the Initial Level, the Securities will be called and you will be entitled to receive a cash payment equal to the principal amount of the Securities you hold plus the Contingent Coupon payable on that Coupon Payment Date, and no further payments will be made in respect of the Securities. If the Securities are called prior to maturity, you will lose the opportunity to continue to accrue and be paid Contingent Coupons from the date of Automatic Call to the scheduled Maturity Date and you may be unable to invest in other Securities with a similar level of risk that yield as much as the Securities.

♦
You may not receive any Contingent Coupons — Credit Suisse will not necessarily make periodic coupon payments on the Securities. If the closing level of the Underlying on an Observation Date is less than the Coupon Barrier, Credit Suisse will not pay you the Contingent Coupon applicable to such Observation Date. If the closing level of the Underlying is less than the Coupon Barrier on each of the Observation Dates, Credit Suisse will not pay you any Contingent Coupons during the term of, and you will not receive a positive return on, your Securities.

♦
Higher contingent coupon rates are generally associated with a greater risk of loss — Greater expected volatility with respect to the Underlying reflects a higher expectation as of the Trade Date that the level of the Underlying could close below the Trigger Level on the Final Valuation Date of the Securities. This greater expected risk will generally be reflected in a higher Contingent Coupon Rate for that Security. However, while the Contingent Coupon Rate will be a fixed amount, the volatility of the Underlying can change significantly over the term of the Securities. The level of the Underlying for your Securities could fall sharply, which could result in a significant loss of principal.

♦
Risks associated with investments in securities linked to the performance of foreign equity securities — Some or all of the equity securities included in the Underlying are issued by foreign companies and trade in foreign securities markets. Investments in securities linked to the value of foreign equity securities involve risks associated with the securities markets in those countries, including the risk of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries. Foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies.

♦
There are risks associated with the Underlying  — Although shares of the Underlying are listed for trading on a national securities exchange and a number of similar products have been traded on various national securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the shares of the Underlying or that there will be liquidity in the trading market. The Underlying is subject to management risk, which is the risk that the Underlying’s investment strategy, the implementation of which is subject to a number of constraints, may not produce the intended results. Pursuant to the Underlying‘s investment strategy or otherwise, the investment advisor for the Underlying may add, delete or substitute the equity securities held by the Underlying. The Underlying utilizes a passive investment strategy, meaning that the investment adviser for the Underlying will not delete or substitute a component equity security for underperformance if the Underlying is achieving its objective of tracking its tracked index. Any of these actions could adversely affect the price of the shares of the Underlying and consequently the value of the Securities. For additional information about the Underlying, see “The Underlying” herein.

♦
The performance of the Underlying may not correlate to the performance of its tracked index — The Underlying will generally invest in all of the equity securities included in the Market Vectors US Listed Oil Services 25 Index, the “Tracked Index” for the Underlying. There may, however, be instances where Van Eck Associates Corporation (“Van Eck”), the Underlying’s investment adviser, may choose to overweight another stock in the Tracked Index, purchase securities not included in the Tracked Index that Van Eck believes are appropriate to substitute for a security included in the Tracked Index or utilize various combinations of other available investment techniques. In addition, the performance of the Underlying will reflect additional transaction costs and fees that are not included in the calculation of the Tracked Index. Finally, because the shares of the Underlying are traded on the NYSE Arca and are subject to market supply and investor demand, the market value of one share of the Underlying may differ from the net asset value per share of the Underlying. For these reasons, the  performance of the Underlying may not correlate with the performance of the Tracked Index. For additional information about the variation between the performance of the Underlying and the performance of the Tracked Index, see “The Underlying” herein.

♦
The equity securities included in the Underlying are concentrated in one sector — All of the equity securities included in the Underlying are issued by companies in the oil services sector. As a result, the equity securities that will determine the performance of the Securities are concentrated in one sector. Although an investment in the Securities will not give holders any ownership or other direct interests in the equity securities underlying the Underlying, the return on an investment in the Securities will be subject to certain risks associated with a direct equity investment in companies in this sector, including those discussed below. Accordingly, by investing in the Securities, you will not benefit from the diversification which could result from an investment linked to companies that operate in multiple sectors.

♦
The equity securities of companies in the oil services sector are subject to swift price fluctuations — Oil services companies depend upon the level of activity in oil and gas exploration and production for their revenues. Negative short-term and long-term trends in oil and gas prices affect the level of this activity. Stock prices for these types of companies are affected by supply and demand both for their specific product or service and for oil and gas products in general. The price of oil and gas, exploration and production spending, government regulation, world events and economic conditions will likewise affect the performance of these companies. Correspondingly, the equity securities of companies in this sector are subject to swift price fluctuations caused by events relating to international politics, energy conservation, the success of exploration projects and tax and other governmental regulatory policies. Weak demand for the companies’ products or services or for oil and gas products and services in general, as well as negative developments in these other areas, would adversely impact the value of the equity securities included in the Underlying and, therefore, the level of the Underlying and the value of the Securities.

♦
The estimated value of the Securities on the Trade Date may be less than the Price to Public — The initial estimated value of your Securities on the Trade Date (as determined by reference to our pricing models and our internal funding rate) may be significantly less than the original Price to Public. The Price to Public of the Securities includes the agent’s discounts or commissions as well as transaction costs such as expenses incurred to create, document and market the Securities and the cost of hedging our risks as issuer of the Securities through one or more of our affiliates (which includes a projected profit). These costs will be effectively borne by you as an investor in the Securities. These amounts will be retained by Credit Suisse or our affiliates in connection with our structuring and offering of the Securities (except to the extent discounts or commissions are reallowed to other broker-dealers or any costs are paid to third parties).

On the Trade Date, we value the components of the Securities in accordance with our pricing models. These include a fixed income component valued using our internal funding rate, and individual option components valued using mid-market pricing. Our option valuation models are proprietary. They take into account factors such as interest rates, volatility and time to maturity of the Securities, and they rely in part on certain assumptions about future events, which may prove to be incorrect.

Because Credit Suisse’s pricing models may differ from other issuers’ valuation models, and because funding rates taken into account by other issuers may vary materially from the rates used by Credit Suisse (even among issuers with similar creditworthiness), our estimated value at any time may not be comparable to estimated values of similar securities of other issuers.

♦
Effect of interest rate used in structuring the Securities — The internal funding rate we use in structuring notes such as these Securities is typically lower than the interest rate that is reflected in the yield on our conventional debt securities of similar maturity in the secondary market (our “secondary market credit spreads”).  If on the Trade Date our internal funding rate is lower than our secondary market credit spreads, we expect that the economic terms of the Securities will generally be less favorable to you than they would have been if our secondary market credit spread had been used in structuring the Securities. We will also use our internal funding rate to determine the price of the Securities if we post a bid to repurchase your Securities in secondary market transactions. See “—Secondary Market Prices” below.

♦
Secondary market prices — If Credit Suisse (or an affiliate) bids for your Securities in secondary market transactions, which we are not obligated to do, the secondary market price (and the value used for account statements or otherwise) may be higher or lower than the Price to Public and the estimated value of the Securities on the Trade Date. The estimated value of the Securities on the cover of this pricing supplement does not represent a minimum price at which we would be willing to buy the Securities in the secondary market (if any exists) at any time. The secondary market price of your Securities at any time cannot be predicted and will reflect the then-current estimated value determined by reference to our pricing models and other factors. These other factors include our internal funding rate, customary bid and ask spreads and other transaction costs, changes in market conditions and any deterioration or improvement in our creditworthiness.  In circumstances where our internal funding rate is lower than our secondary market credit spreads, our secondary market bid for your Securities could be more favorable than what other dealers might bid because, assuming all else equal, we use the lower internal funding rate to price the Securities and other dealers might use the higher secondary market credit spread to price them. Furthermore, assuming no change in market conditions from the Trade Date, the secondary market price of your Securities will be lower than the Price to Public because it will not include the agent’s discounts or commissions and hedging and other transaction costs. If you sell your Securities to a dealer in a secondary market transaction, the dealer may impose an additional discount or commission, and as a result the price you receive on your Securities may be lower than the price at which we may repurchase the Securities from such dealer.

We (or an affiliate) may initially post a bid to repurchase the Securities from you at a price that will exceed the then-current estimated value of the Securities. That higher price reflects our projected profit and costs that were included in the Price to Public, and that higher price may also be initially used for account statements or otherwise. We (or our affiliate) may offer to pay this higher price, for your benefit, but the amount of any excess over the then-current estimated value will be temporary and is expected to decline over a period of approximately 12 months.

The Securities are not designed to be short-term trading instruments and any sale prior to maturity could result in a substantial loss to you. You should be willing and able to hold your Securities to maturity.

♦
Lack of liquidity — The Securities will not be listed on any securities exchange. Credit Suisse (or its affiliates) intends to offer to purchase the Securities in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities when you wish to do so. Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which Credit Suisse (or its affiliates) is willing to buy the Securities. If you have to sell your Securities prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss. The full repayment of principal is contingent upon an Automatic Call or, if the Securities are not called, a Trigger Event not occurring. Because a Trigger Event is determined by observing the Trigger Level only on the Final Valuation Date, if you are able to sell your Securities prior to maturity in the secondary market, you may have to sell them at a loss even if the level of the Underlying is above the Trigger Level at that time.

♦
Potential conflicts — We and our affiliates play a variety of roles in connection with the issuance of the Securities, including acting as calculation agent, hedging our obligations under the Securities and determining their estimated value. In performing these duties, the economic interests of us and our affiliates are potentially adverse to your interests as an investor in the Securities. Further, hedging activities may adversely affect any payment on or the value of the Securities. Any profit in connection with such hedging activities will be in addition to any other compensation that we and our affiliates receive for the sale of the Securities, which creates an additional incentive to sell the Securities to you.

♦
Many economic and market factors will affect the value of the Securities — In addition to the level of the Underlying, the value of the Securities will be affected by a number of economic and market factors that may either offset or magnify each other, including:

o	the expected volatility of the Underlying;

o	the time to maturity of the Securities;

o	the Automatic Call feature, which would limit the value of the Securities;

o	interest and yield rates in the market generally;

o
geopolitical conditions and a variety of economic, financial, political, regulatory or judicial events that affect the components comprising the Underlying or markets generally and which may affect the levels of the Underlying; and

o	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Some or all of these factors may influence the price that you will receive if you choose to sell your Securities prior to maturity, and such price could be less than your initial investment and significantly different than the amount expected at maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors.

♦
The Underlying has a limited trading history — The Underlying began trading on the NYSE Arca on December 21, 2011 and therefore has a limited historical performance. Past performance should not be considered indicative of future performance.

♦
No ownership rights relating to the Underlying — Your return on the Securities will not reflect the return you would realize if you actually owned shares of the Underlying or the assets that comprise the Underlying. The return on your investment, which is based on the percentage change in the Underlying, is not the same as the total return you would receive based on the purchase of shares of the Underlying or the equity securities that comprise the Underlying.

♦
No dividend payments or voting rights — As a holder of the Securities, you will not have voting rights or rights to receive cash dividends or other distributions or other rights with respect to the Underlying or the equity securities that comprise the Underlying. Further, the performance of the Underlying will not include these dividends or distributions and does not contain a "total return" feature.

♦
Anti-dilution protection is limited — The calculation agent will make anti-dilution adjustments for certain events affecting the Underlying. However, the calculation agent will not make an adjustment in response to all events that could affect each of the Underlying. If an event occurs that does not require the calculation agent to make an adjustment, or if an adjustment is made but such adjustment does not fully reflect the economics of such event, the value of the securities may be materially and adversely affected. For additional information, see "Description of the Securities—Adjustments—For a reference fund" in the accompanying product supplement.

Hypothetical Examples of How the Securities Might Perform

The examples and table below illustrate the payment of Contingent Coupons (if any) and payments upon Automatic Call (if any) or at maturity for a hypothetical offering of the Securities under various scenarios, with the assumptions set forth below.  Numbers in the examples and table below have been rounded for ease of analysis.  The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the total payment on the Securities per $10.00 principal amount to the $10.00 Price to Public.  You should not take these examples or the table below as an indication or assurance of the expected performance of the Underlying. The actual terms are set forth on the cover of this pricing supplement and under “Final Terms” above. You should consider carefully whether the Securities are suitable to your investment goals. Any payment on the Securities is subject to our ability to pay our obligations as they become due.

Principal Amount:	$10.00
Term:	Approximately 5 years
Contingent Coupon Rate:	8.00% per annum (or 0.6667% per month)
Contingent Coupon:	$0.0667 per month
Observation Dates:	Monthly (callable after 1 year)
Initial Level:	$44.00
Coupon Barrier:	$29.04 (66% of the Initial Level)
Trigger Level:	$29.04 (66% of the Initial Level)

Example 1 — Securities are called on the Twelfth Observation Date
Date	Closing Level	Payment (per Security)
First Observation Date	$30.00 (at or above Coupon Barrier)	Securities NOT callable; Contingent Coupon payment equals $0.0667 on first Coupon Payment Date.
Second through Eleventh Observation Dates	Various (at or above Coupon Barrier)	Securities NOT callable; Contingent Coupon payment equals $0.0667 on second through eleventh Coupon Payment Date.
Twelfth Observation Date	$50.00 (at or above Initial Level and Coupon Barrier)	Securities called; holder entitled to principal plus Contingent Coupon payment of $0.0667 on Automatic Call Date.
	Total Payment (per $10.00 Security)	$10.8000 (8.0000% total return)

Because the closing level of the Underlying is equal to or greater than the Initial Level on the twelfth Observation Date (which is approximately 1 year after the Trade Date and is the first Observation Date on which the Securities are callable), the Securities are called the twelfth Observation Date, and on the Automatic Call Date Credit Suisse will pay you a total of $10.0667 per $10.00 principal amount (reflecting your principal amount plus the applicable Contingent Coupon). When added to the Contingent Coupon payments of $0.7337 received on the prior Coupon Payment Dates, you will have received a total of $10.8000 per $10.00 principal amount, a 8.0000% total return on the Securities. You will not receive any further payments on the Securities.

Example 2 — Securities are NOT called and a Trigger Event does not occur and the Final Level is at or above the Coupon Barrier on the Final Valuation Date
Date	Closing Level	Payment (per Security)
First Observation Date	$40.00 (at or above Coupon Barrier)	Securities NOT callable; Contingent Coupon payment equals $0.0667 on first Coupon Payment Date.
Second Observation Date	$38.00 (at or above Coupon Barrier)	Securities NOT callable; Contingent Coupon payment equals $0.0667 on second Coupon Payment Date.
Third through Eleventh Observation Dates	Various (all below Coupon Barrier)	Securities NOT callable; Issuer DOES NOT pay Contingent Coupon on third through eleventh Coupon Payment Date.
Twelfth through Fifty-ninth Observation Dates	Various (all below Coupon Barrier)	Securities NOT callable; Issuer DOES NOT pay Contingent Coupon payment on any Coupon Payment Date immediately following the twelfth through fifty-ninth Observation Date.
Final Valuation Date	$40.00 (at or above Coupon Barrier and Trigger Level; below Initial Level)	Securities NOT callable; holder is entitled to receive principal plus Contingent Coupon payment of $0.0667 on Maturity Date.
	Total Payment (per $10.00 Security)	$10.2001 (2.0010% total return)

Because the closing level of the Underlying was less than the Initial Level on each Observation Date on and after the twelfth Observation Date (which is approximately 1 year after the Trade Date and is the first Observation Date on which the Securities are callable), the Securities are not called.  Because the Final Level is equal to or greater than the Trigger Level and Coupon Barrier, at maturity, Credit Suisse will pay you $10.0667 per $10.00 principal amount, which is equal to your principal amount plus the Contingent Coupon payment due on the Final Valuation Date.

In addition, because the closing level of the Underlying was equal to or greater than the Coupon Barrier on the first and second Observation Dates, you will be entitled to receive Contingent Coupon payments of $0.0667 on each of the related Coupon Payment Dates.  However, because the closing level of the Underlying was less than the Coupon Barrier on the third through fifty-ninth Observation Dates, you will not be entitled to receive any Contingent Coupon payments on the corresponding Coupon Payment Dates. When added to the Contingent Coupon payments of $0.1334 received on the prior Coupon Payment Dates, you will have received a total of $10.2001 per $10.00 principal amount, a 2.0010% total return on the Securities.

Example 3 — Securities are NOT called and a Trigger Event occurs
Date	Closing Level	Payment (per Security)
First Observation Date	$43.00 (at or above Coupon Barrier)	Securities NOT callable; Contingent Coupon payment equals $0.0667 on first Coupon Payment Date.
Second Observation Date	$40.00 (at or above Coupon Barrier)	Securities NOT callable; Contingent Coupon payment equals $0.0667 on second Coupon Payment Date.
Third through Eleventh Observation Dates	Various (all below Coupon Barrier)	Securities NOT callable Issuer DOES NOT pay Contingent Coupon on third through eleventh Coupon Payment Date.
Twelfth through Fifty-ninth Observation Dates	Various (all below Coupon Barrier)	Securities NOT callable; Issuer DOES NOT pay Contingent Coupon payment on any Coupon Payment Date immediately following the twelfth through the fifty-ninth Observation Dates.
Final Valuation Date	$17.60 (below Coupon Barrier and Trigger Level)
Securities NOT callable; Issuer DOES NOT pay Contingent Coupon payment on Maturity Date, and holder will be entitled to receive less than the principal amount resulting in a loss proportionate to the depreciation of the Underlying.

	Total Payment (per $10.00 Security)	$4.1334 (58.6660% loss)

Because the closing level of the Underlying is less than the Initial Level on each Observation Date on and after the twelfth Observation Date (which is approximately 1 year after the Trade Date and is the first Observation Date on which the Securities are callable), the Securities are not called.  Because the Final Level is less than the Trigger Level, a Trigger Event occurs, thus  at maturity, Credit Suisse will pay you $4.00 per $10.00 principal amount, calculated as follows:

The Underlying Return will equal:

Final Level– Initial Level
Initial Level

= −0.60

The Payment at Maturity= principal amount of the Securities × (1 + Underlying Return)

= $10 × (1 – 0.60) = $4

In addition, because the closing level of the Underlying was equal to or greater than the Coupon Barrier on the first and second Observation Dates, Credit Suisse will pay you a Contingent Coupon payment of $0.0667 on each of the related Coupon Payment Dates.  However, because the closing level of the Underlying was less than the Coupon Barrier on the third through sixtieth Observation Dates (including the Final Valuation Date), the Issuer will not pay any Contingent Coupon payment on the corresponding Coupon Payment Dates (including the Maturity Date). When added to the Contingent Coupon payments of $0.0667 received on the prior Coupon Payment Dates, you will have received a total of $4.1334 per $10.00 principal amount, a 58.6660% total loss on the Securities.

Hypothetical Payment at Maturity excluding any Contingent Coupon payments

The table below assumes the Securities are not called prior to the Final Valuation Date and illustrates, for a $10.00 investment in the Securities, hypothetical Payments at Maturity for a hypothetical range of Underlying Returns, excluding Contingent Coupon payments, if any. If the Securities are not called, a Trigger Event does not occur, and therefore the Final Level is also equal to or greater than the Coupon Barrier, on the Maturity Date Credit Suisse will pay you a cash payment per Security equal to $10.00 plus the contingent coupon payable. You should consider carefully whether the Securities are suitable to your investment goals. Any payment on the Securities is subject to our ability to pay our obligations as they become due. The numbers appearing in the tables and examples below have been rounded for ease of analysis.

Percentage Change from the Initial Level to the Final Level	Underlying Return	Payment at Maturity (excluding Contingent Coupon payments, if any)
100.00%	N/A	$10.00
90.00%	N/A	$10.00
80.00%	N/A	$10.00
70.00%	N/A	$10.00
60.00%	N/A	$10.00
50.00%	N/A	$10.00
40.00%	N/A	$10.00
30.00%	N/A	$10.00
20.00%	N/A	$10.00
10.00%	N/A	$10.00
0.00%	N/A	$10.00
−10.00%	−10.00%	$10.00
−20.00%	−20.00%	$10.00
−30.00%	−30.00%	$10.00
−34.00%	−37.00%	$10.00
−34.01%	−34.01%	$6.59
−40.00%	−40.00%	$6.00
−50.00%	-50.00%	$5.00
−60.00%	−60.00%	$4.00
−70.00%	−70.00%	$3.00
−80.00%	−80.00%	$2.00
−90.00%	−90.00%	$1.00
−100.00%	−100.00%	$0.00

Market Disruption Events

If the calculation agent determines that on any Observation Date (other than the Final Valuation Date) a market disruption event (as defined in the accompanying product supplement under “Description of the Securities—Market disruption events—For a reference fund”) exists or if such day is not a trading day (as defined in the accompanying product supplement under “Description of the Securities—Certain definitions”), then the determination of the closing level for the Underlying on such Observation Date will be postponed to the first succeeding trading day on which the calculation agent determines that no market disruption event exists, unless the calculation agent determines that a market disruption event exists on each of the five trading days immediately following such Observation Date. In that case, the closing level for the Underlying on such Observation Date will be determined as of the fifth succeeding trading day following such Observation Date (such fifth trading day, the “calculation date”), notwithstanding the market disruption event, and the calculation agent will determine the closing level for the Underlying on that Observation Date using its good faith estimate of the settlement prices that would have prevailed on the relevant exchange for the Underlying but for the occurrence of a market disruption event as of the relevant valuation time on that Observation Date (subject to the provisions described under “Description of the Securities—Changes to the calculation of a reference fund” in the accompanying product supplement).

If the determination of the closing level for the Underlying on an Observation Date (other than the Final Valuation Date) is postponed as a result of a market disruption event as described above, or because such Observation Date is not a trading day, to a date on or after the corresponding Coupon Payment Date, then such corresponding Coupon Payment Date will be postponed to the business day following the latest date to which such determination is so postponed.

If the Final Valuation Date is postponed as a result of a market disruption event as described in the accompanying product supplement or because the scheduled Final Valuation Date is not an underlying business day, then the Maturity Date will be postponed to the fifth business day following the Final Valuation Date as postponed.

Credit Suisse AG; Supplemental Use of Proceeds and Hedging

Credit Suisse AG

Credit Suisse AG, London Branch (“CSLB”), was registered in England and Wales on 22 April 1993 and is, among other things, a vehicle for various funding activities of Credit Suisse AG. CSLB exists as part of Credit Suisse AG and is not a separate legal entity, although it has independent status for certain tax and regulatory purposes. CSLB is authorized and regulated by FINMA in Switzerland, is authorized by the Prudential Regulation Authority in the UK and is subject to regulation by the Financial Conduct Authority and limited regulation by the Prudential Regulation Authority in the UK. CSLB is located at One Cabot Square, London EC14 4QJ, Tel: +44 20 7888 8888. For additional information, see “Credit Suisse AG” in the accompanying product supplement.

Credit Suisse may at any time substitute another of its branches for the branch through which it acts under the Securities for all purposes under the Securities.

Supplemental Use of Proceeds and Hedging

We intend to use the proceeds of this offering for our general corporate purposes, which may include the refinancing of existing debt outside Switzerland. Some or all of the proceeds we receive from the sale of the Securities may be used in connection with hedging our obligations under the Securities through one or more of our affiliates. Such hedging or trading activities on or prior to the Trade Date and during the term of the Securities (including on any Observation Date) could adversely affect the value of the Underlying and, as a result, could decrease the amount you may receive on the Securities at maturity. For additional information, see “Supplemental Use of Proceeds and Hedging” in the accompanying product supplement.

The Underlying

We have derived all information contained in this pricing supplement regarding the Underlying, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information, and we have not participated in the preparation of, or verified, such available information. Such information reflects the policies of, and is subject to change by, the Market Vectors ETF Trust and Van Eck Associates Corporation (“Van Eck”). The Underlying is an investment portfolio of the Market Vectors ETF Trust, a registered investment company. Van Eck is the investment adviser to the Market Vectors Oil Services ETF. The Underlying is an exchange-traded fund that trades on the NYSE Arca and is listed under the Bloomberg ticker symbol “OIH UP <Equity>”. For additional information on the Market Vectors ETF Trust, see “The Market Vectors ETF Trust” in the accompanying underlying supplement.

The Underlying seeks to replicate as closely as possible, before fees and expenses, the price and yield performance of the Market Vectors US Listed Oil Services 25 Index. The Market Vectors US Listed Oil Services 25 Index (the “Oil Service Index”) is a rules-based index intended to track the overall performance of 25 of the largest U.S. listed, publicly traded oil services companies. The Oil Service Index is comprised of common stocks and depositary receipts of U.S. exchange-listed companies in the oil services sector. These companies may include foreign companies that are listed on a U.S. exchange. Companies are considered to be in the oil services sector if they derive at least 50% of their revenues from oil services, which include oil equipment, oil services or oil drilling. Of the largest 50 stocks in the oil services sector by full market capitalization, the top 25 by free-float market capitalization (e.g., includes only shares that are readily available for trading in the market) and three-month average daily trading volume are included in the Oil Services Index.

The Underlying was formed under an investment management agreement, dated as of December 20, 2011 among the Market Vectors ETF Trust, Van Eck, other depositors and the owners of the depositary receipts of the Underlying. The Underlying is classified as a "non-diversified" investment company under the Investment Company Act of 1940. The depositary receipts of the Underlying are separate from the common stocks that the Underlying invests in.

As of October 31, 2014, the net expense ratio of the Underlying is expected to accrue at an annual rate of 0.35% of the Underlying’s average daily net asset value. Expenses of the Underlying reduce the net value of the assets held by the Underlying and, therefore, reduce value of the shares of the Underlying.

As of October 31, 2014, the Underlying's five largest company holdings include: Schlumberger NV (22.09%), Halliburton Company (11.91%), National Oilwell Varco, Inc. (7.94%), Baker Hughes Incorporated (4.60%) and Ensco plc (4.43%).

Historical Information

The following graphs set forth the historical performance of the Underlying based on the closing level of the Underlying from December 21, 2011 through November 25, 2014. The closing level of one share of the Market Vectors Oil Services ETF on November 25, 2014 was $43.41.  We obtained the historical information below from Bloomberg, without independent verification.

You should not take the historical levels of the Underlying as an indication of future performance of the Underlying or the Securities. Any historical trend in the level of the Underlying during any period set forth below is not an indication that the level of the Underlying is more or less likely to increase or decrease at any time over the term of the Securities.

For additional information on the Market Vectors Oil Services ETF, see “The Underlying” herein.

What Are the Tax Consequences of the Securities?

The United States federal income tax consequences of your investment in the Securities are uncertain. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Material United States Federal Income Tax Considerations” beginning on page PS-54 of the accompanying product supplement and to discuss the tax consequences of your particular situation with your tax advisor.

The following discussion summarizes material U.S. federal income tax consequences of owning and disposing of the securities that may be relevant to holders of the securities that acquire their securities from us as part of the original issuance of the securities.  This discussion applies only to holders that hold their securities as capital assets within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”).  Further, this discussion does not address all of the U.S. federal income tax consequences that may be relevant to you in light of your individual circumstances or if you are subject to special rules, such as if you are:

•	a financial institution,

•	a mutual fund,

•	a tax-exempt organization,

•	a grantor trust,

•	certain U.S. expatriates,

•	an insurance company,

•	a dealer or trader in securities or foreign currencies,

•	a person (including traders in securities) using a mark-to-market method of accounting,

•	a person who holds the securities as a hedge or as part of a straddle with another position, constructive sale, conversion transaction or other integrated transaction, or

•	an entity that is treated as a partnership for U.S. federal income tax purposes.

The discussion is based upon the Code, law, regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect.  Tax consequences under state, local and foreign laws are not addressed herein.  No ruling from the U.S. Internal Revenue Service (the “IRS”) has been sought as to the U.S. federal income tax consequences of the ownership and disposition of the securities, and the following discussion is not binding on the IRS.

You should consult your tax advisor as to the specific tax consequences to you of owning and disposing of the securities, including the application of federal, state, local and foreign income and other tax laws based on your particular facts and circumstances.

Characterization of the Securities

There are no statutory provisions, regulations, published rulings, or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of your securities.  Thus, the characterization of the securities is not certain.  Due to the terms of the securities and the uncertainty of the tax law with respect to characterization of the securities, our special tax counsel, Orrick, Herrington & Sutcliffe LLP, is unable to opine on the characterization of the securities for U.S. federal income tax purposes.  The possible alternative characterizations and risks to investors of such characterizations are discussed below.  Based on the advice of our special tax counsel, we believe that it is reasonable to treat the securities, for U.S. federal income tax purposes, as prepaid financial contracts, with respect to the Underlying, that are eligible for open transaction treatment in part.  In the absence of an administrative or judicial ruling to the contrary, we and, by acceptance of the securities, you agree to treat the securities for all tax purposes in accordance with such characterization.  In light of the fact that we agree to treat the securities as prepaid financial contracts, the balance of this discussion assumes that the securities will be so treated.

Alternative Characterizations of the Securities

You should be aware that the characterization of the securities as described above is not certain, nor is it binding on the IRS or the courts.  Thus, it is possible that the IRS would seek to characterize your securities in a manner that results in tax consequences to you that are different from those described below.  For example, the IRS might characterize a security as a notional principal contract (an “NPC”).  In general, payments on an NPC are accrued ratably (as ordinary income or deduction, as the case may be) over the period to which they relate income regardless of an investor’s usual method of tax accounting.  Payments made to terminate an NPC (other than perhaps a final scheduled payment) are capital in nature.  Deductions for NPC payments may be limited in certain cases.  Certain payments under an NPC may be treated as U.S. source income.  The IRS could also seek to characterize your securities as options, and thus as Code section 1256 contracts in the event that they are listed on a securities exchange.  In such case, the securities would be marked-to-market at the end of the year and 40% of any gain or loss would be treated as short-term capital gain or loss, and the remaining 60% of any gain or loss would be treated as long-term capital gain or loss.  If the securities have a term of one year or less, it is also possible that the IRS would assert that the securities constitute short-term debt obligations.  Under Treasury regulations, a short-term debt obligation is treated as issued at a discount equal to the difference between all payments on the obligation and the obligation’s issue price.  A cash method U.S. Holder that does not elect to accrue the discount in income currently should include the payments attributable to interest on the security as income upon receipt.  Under these rules, any contingent payment would be taxable upon receipt by a cash basis taxpayer as ordinary interest income.  If the securities have a term of more than one year, the IRS might assert that the securities constitute debt instruments that are “contingent payment debt instruments” that are subject to special tax rules under the applicable Treasury regulations governing the recognition of income over the term of your securities.  If the securities were to be treated as contingent payment debt instruments, you would be required to include in income on an economic accrual basis over the term of the securities an amount of interest that is based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to your securities, or the comparable yield.  The characterization of securities as contingent payment debt instruments under these rules is likely to be adverse.  You should consult your tax advisor regarding the possible tax consequences of characterization of the securities as debt instruments.  We are not responsible for any adverse consequences that you may experience as a result of any alternative characterization of the securities for U.S. federal income tax or other tax purposes.

You should consult your tax advisor as to the tax consequences of such characterization and any possible alternative characterizations of your securities for U.S. federal income tax purposes.

U.S. Holders

For purposes of this discussion, the term “U.S. Holder,” for U.S. federal income tax purposes, means a beneficial owner of securities that is (1) a citizen or resident of the United States, (2) a corporation (or an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia, (3) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust, if (a) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has in effect a valid election to be treated as a domestic trust for U.S. federal income tax purposes.  If a partnership (or an entity treated as a partnership for U.S. federal income tax purposes) holds securities, the U.S. federal income tax treatment of such partnership and a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership.  If you are a partnership, or a partner of a partnership, holding securities, you should consult your tax advisor regarding the tax consequences to you from the partnership’s purchase, ownership and disposition of the securities.

In accordance with the agreed-upon tax treatment described above, a U.S. Holder will treat any coupon payment received in respect of a security as ordinary income includible in such U.S. Holder’s income in accordance with the U.S. Holder’s method of accounting.  If the security provides for the payment of the redemption amount in cash based on the return of the Underlying, upon receipt of the redemption amount of the securities from us, a U.S. Holder will recognize gain or loss equal to the difference between the amount of cash received from us and the U.S. Holder’s tax basis in the security at that time.  For securities with a term of more than one year, such gain or loss will be long-term capital gain or loss if the U.S. Holder has held the security for more than one year at maturity.  For securities with a term of one year or less, such gain or loss will be short-term capital gain or loss.  If the security provides for the payment of the redemption amount in physical shares or units of the Underlying, the U.S. Holder should not recognize any gain or loss with respect to the security (other than with respect to cash received in lieu of fractional shares or units, as described below).  A U.S. Holder should have a tax basis in all physical shares or units received (including for this purpose any fractional shares or units) equal to its tax basis in the security (generally its cost).  A U.S. Holder’s holding period for any physical shares or units received should start on the day after the delivery of the physical shares or units.  A U.S. Holder should generally recognize short-term capital gain or loss with respect to cash received in lieu of fractional shares or units in an amount equal to the difference between the amount of such cash received and the U.S. Holder’s basis in the fractional shares or units, which should be equal to the U.S. Holder’s basis in all of the physical shares or units (including the fractional shares or units), multiplied by a fraction, the numerator of which is the fractional shares or units and the denominator of which is all of the physical shares or units (including fractional shares or units).

Upon the sale or other taxable disposition of a security, a U.S. Holder generally will recognize gain or loss equal to the difference between the amount realized on the sale or other taxable disposition and the U.S. Holder’s tax basis in the security (generally its cost).  For securities with a term of more than one year, such gain or loss will be long-term capital gain or loss if the U.S. Holder has held the security for more than one year at the time of disposition.  For securities with a term of one year or less, such gain or loss will be short-term capital gain or loss.  It is possible that a portion of the amount realized from the sale or taxable disposition of the securities prior to the payment date attributable to an expected coupon could be treated as ordinary income.  You should consult your tax advisor regarding this possibility and the consequences of such treatment to you.

Medicare Tax

For taxable years beginning after December 31, 2012, certain U.S. Holders that are individuals, estates, and trusts must pay a 3.8% tax (the “Medicare Tax”) on the lesser of the U.S. person’s (1) “net investment income” or “undistributed net investment income” in the case of an estate or trust and (2) the excess of modified adjusted gross income over a certain specified threshold for the taxable year.  “Net investment income” generally includes income from interest, dividends, and net gains from the disposition of property (such as the securities) unless such income or net gains are derived in the ordinary course of a trade or business (other than a trade or business that is a passive activity with respect to the taxpayer or a trade or business of trading in financial instruments or commodities).  Net investment income may be reduced by allowable deductions properly allocable to such gross income or net gain.  Any interest earned or deemed earned on the securities and any gain on sale or other taxable disposition of the securities will be subject to the Medicare Tax.  If you are an individual, estate, or trust, you are urged to consult with your tax advisor regarding application of Medicare Tax to your income and gains in respect of your investment in the securities.

Securities Held Through Foreign Entities

Under the “Hiring Incentives to Restore Employment Act” (“FATCA” or the “Act”) and recently finalized regulations, a 30% withholding tax is imposed on “withholdable payments” and certain “passthru payments” made to “foreign financial institutions” (as defined in the regulations or an applicable intergovernmental agreement) (and their more than 50% affiliates) unless the payee foreign financial institution agrees, among other things, to disclose the identity of any U.S. individual with an account at the institution (or the institution’s affiliates) and to annually report certain information about such account.  The term “withholdable payments” generally includes (1) payments of fixed or determinable annual or periodical gains, profits, and income (“FDAP”), in each case, from sources within the United States, and (2) gross proceeds from the sale of any property of a type which can produce interest or dividends from sources within the United States.  “Passthru payments” means any withholdable payment and any foreign passthru payment.  FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or certify that they do not have any substantial United States owners) to withhold tax at a rate of 30%.

Withholding under FATCA will apply to all withholdable payments and certain passthru payments without regard to whether the beneficial owner of the payment is a U.S. person, or would otherwise be entitled to an exemption from the imposition of withholding tax pursuant to an applicable tax treaty with the United States or pursuant to U.S. domestic law.  Unless a foreign financial institution is the beneficial owner of a payment, it will be subject to refund or credit in accordance with the same procedures and limitations applicable to other taxes withheld on FDAP payments provided that the beneficial owner of the payment furnishes such information as the IRS determines is necessary to determine whether such beneficial owner is a United States owned foreign entity and the identity of any substantial United States owners of such entity.

Pursuant to the recently finalized regulations described above and IRS Notice 2013-43, and subject to the exceptions described below, FATCA’s withholding regime generally will apply to (i) withholdable payments (other than gross proceeds of the type described above) made after June 30, 2014 (other than certain payments made with respect to a “preexisting obligation,” as defined in the regulations); (ii) payments of gross proceeds of the type described above with respect to a sale or disposition occurring after December 31, 2016; and (iii) foreign passthru payments made after the later of December 31, 2016, or the date that final regulations defining the term ”foreign passthru payment” are published.  Notwithstanding the foregoing, the provisions of FATCA discussed above generally will not apply to (a)

any obligation (other than an instrument that is treated as equity for U.S. tax purposes or that lacks a stated expiration or term) that is outstanding on July 1, 2014 (a “grandfathered obligation”); (b) any obligation that produces withholdable payments solely because the obligation is treated as giving rise to a dividend equivalent pursuant to Code section 871(m) and the regulations thereunder that is outstanding at any point prior to six months after the date on which obligations of its type are first treated as giving rise to dividend equivalents; and (c) any agreement requiring a secured party to make payments with respect to collateral securing one or more grandfathered obligations (even if the collateral is not itself a grandfathered obligation).

Non-U.S. Holders Generally

The U.S. federal income tax treatment of the coupon payments is unclear.  Except as provided under “Securities Held Through Foreign Entities” and “Substitute Dividend and Dividend Equivalent Payments,” we currently do not intend to withhold any tax on any coupon payments made to a holder of the securities that is not a U.S. Holder (a “Non-U.S. Holder”) and that has no connection with the United States other than holding its securities, provided that such Non-U.S. Holder complies with applicable certification requirements.  However, it is possible that the IRS could assert that such payments are subject to U.S. withholding tax, or that we or another withholding agent may otherwise determine that withholding is required, in which case we or the other withholding agent may withhold up to 30% on such payments (subject to reduction or elimination of such withholding tax pursuant to an applicable income tax treaty). We will not pay any additional amounts in respect of such withholding.

Payment of the redemption amount by us in respect to the securities (except to the extent of the coupons) to a Non-U.S. Holder that has no connection with the United States other than holding its securities will not be subject to U.S. withholding tax, provided that such Non-U.S. Holder complies with applicable certification requirements.  Any gain realized upon the sale or other disposition of the securities by a Non-U.S. Holder generally will not be subject to U.S. federal income tax unless (1) such gain is effectively connected with a U.S. trade or business of such Non-U.S. Holder or (2) in the case of an individual, such individual is present in the United States for 183 days or more in the taxable year of the sale or other disposition and certain other conditions are met.  Any effectively connected gains described in clause (1) above realized by a Non-U.S. Holder that is, or is taxable as, a corporation for U.S. federal income tax purposes may also, under certain circumstances, be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

Non-U.S. Holders that are subject to U.S. federal income taxation on a net income basis with respect to their investment in the securities should refer to the discussion above relating to U.S. Holders.

Substitute Dividend and Dividend Equivalent Payments

The Act and regulations thereunder treat a “dividend equivalent” payment as a dividend from sources within the United States.  Under the Act, unless reduced by an applicable tax treaty with the United States, such payments generally will be subject to U.S. withholding tax.  A “dividend equivalent” payment is (i) a substitute dividend payment made pursuant to a securities lending or a sale-repurchase transaction that (directly or indirectly) is contingent upon, or determined by reference to, the payment of a dividend from sources within the United States, (ii) a payment made pursuant to a “specified notional principal contract” (a “specified NPC”) that (directly or indirectly) is contingent upon, or determined by reference to, the payment of a dividend from sources within the United States, and (iii) any other payment determined by the IRS to be substantially similar to a payment described in the preceding clauses (i) and (ii).  For payments made before January 1, 2016, the regulations provide that a specified NPC is any NPC if (a) in connection with entering into the contract, any long party to the contract transfers the underlying security to any short party to the contract, (b) in connection with the termination of the contract, any short party to the contract transfers the underlying security to any long party to the contract, (c) the underlying security is not readily tradable on an established securities market, or (d) in connection with entering into the contract, the underlying security is posted as collateral by any short party to the contract with any long party to the contract.

Proposed  regulations provide that a dividend equivalent is (i) any payment of a substitute dividend made pursuant to a securities lending or sale-repurchase transaction that references the payment of a dividend from an underlying security, (ii) any payment made pursuant to a specified NPC that references the payment of a dividend from an underlying security, (iii) any payment made pursuant to a specified equity-linked instrument (a “specified ELI”) that references the payment of a dividend from an underlying security, or (iv) any other substantially similar payment.  An underlying security is any interest in an entity taxable as a domestic corporation if a payment with respect to that interest could give rise to a U.S. source dividend. An ELI is a financial instrument (other than a securities lending or sale-repurchase transaction or an NPC) or combination of financial instruments that references one or more underlying securities to determine its value, including a futures contract, forward contract, option, contingent payment debt instrument, or other contractual arrangement.  For payments made after December 31, 2015, a specified NPC is any NPC that has a delta of 0.70 or greater with respect to an underlying security at the time of acquisition.  A specified ELI is any ELI issued on or after 90 days after the date the proposed regulations are finalized that has a delta of 0.70 or greater with respect to an underlying security at the time of acquisition.  The delta of an NPC or ELI is the ratio of the change in the fair market value of the contract to the change in the fair market value of the property referenced by the contract.  If an NPC or ELI references more than one underlying security, a separate delta must be determined with respect to each underlying security without taking into account any other underlying security or other property or liability.  If an NPC (or ELI) references more than one underlying security, the NPC (or ELI) is a specified NPC (or specified ELI) only with respect to underlying securities for which the NPC (or ELI) has a delta of 0.70 or greater at the time that the long party acquires the NPC (or ELI).  The proposed regulations provide an exception for qualified indices that satisfy certain criteria; however, it is not entirely clear how the proposed regulations will apply to securities that are linked to certain indices or baskets.  The proposed regulations provide that a payment includes a dividend equivalent payment whether there is an explicit or implicit reference to a dividend with respect to the underlying security.

We will treat any portion of a payment or deemed payment on the securities (including, if appropriate, the payment of the purchase price) that is substantially similar to a dividend as a dividend equivalent payment, which will be subject to U.S. withholding tax unless reduced by an applicable tax treaty and a properly executed IRS Form W-8 (or other qualifying documentation) is provided.  If withholding applies, we will not be required to pay any additional amounts with respect to amounts withheld.  The proposed regulations are extremely complex.  Non-U.S. Holders should consult their tax advisors regarding the U.S. federal income tax consequences to them of these proposed regulations and whether payments or deemed payments on the securities constitute dividend equivalent payments.

U.S. Federal Estate Tax Treatment of Non-U.S. Holders

The securities may be subject to U.S. federal estate tax if an individual Non-U.S. Holder holds the securities at the time of his or her death.  The gross estate of a Non-U.S. Holder domiciled outside the United States includes only property situated in the United States.  Individual Non-U.S. Holders should consult their tax advisors regarding the U.S. federal estate tax consequences of holding the securities at death.

IRS Notice and Proposed Legislation on Certain Financial Transactions

In Notice 2008-2, the IRS and the Treasury Department stated they are considering issuing new regulations or other guidance on whether holders of an instrument such as the securities should be required to accrue income during the term of the instrument.  The IRS and Treasury Department also requested taxpayer comments on (1) the appropriate method for accruing income or expense (e.g., a mark-to-market methodology or a method resembling the noncontingent bond method), (2) whether income and gain on such an instrument should be ordinary or capital, and (3) whether foreign holders should be subject to withholding tax on any deemed income accrual.  Additionally, unofficial statements made by IRS officials have indicated that they will soon be addressing the treatment of prepaid forward contracts in proposed regulations.

Accordingly, it is possible that regulations or other guidance may be issued that require holders of the securities to recognize income in respect of the securities prior to receipt of any payments thereunder or sale thereof.  Any regulations or other guidance that may be issued could result in income and gain (either at maturity or upon sale) in respect of the securities being treated as ordinary income.  It is also possible that a Non-U.S. Holder of the securities could be subject to U.S. withholding tax in respect of the securities under such regulations or other guidance.  It is not possible to determine whether such regulations or other guidance will apply to your securities (possibly on a retroactive basis).  You are urged to consult your tax advisor regarding Notice 2008-2 and its possible impact on you.

More recently, on February 26, 2014, the Chairman of the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments.  If enacted as proposed, the effect of that legislation generally would be to require instruments such as the securities acquired after December 31, 2014, or any securities held after December 31, 2019, to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions.  You are urged to consult your tax advisor regarding the draft legislation and its possible impact on you.

Information Reporting Regarding Specified Foreign Financial Assets

The Act and temporary and proposed regulations generally require individual U.S. Holders (“specified individuals”) and “specified domestic entities” with an interest in any “specified foreign financial asset” to file an annual report on IRS Form 8938 with information relating to the asset, including the maximum value thereof, for any taxable year in which the aggregate value of all such assets is greater than $50,000 on the last day of the taxable year or $75,000 at any time during the taxable year.  Certain individuals are permitted to have an interest in a higher aggregate value of such assets before being required to file a report.  The proposed regulations relating to specified domestic entities apply to taxable years beginning after December 31, 2011.  Under the proposed regulations, “specified domestic entities” are domestic entities that are formed or used for the purposes of holding, directly or indirectly, specified foreign financial assets.  Generally, specified domestic entities are certain closely held corporations and partnerships that meet passive income or passive asset tests and, with certain exceptions, domestic trusts that have a specified individual as a current beneficiary and exceed the reporting threshold.  Specified foreign financial assets include any depository or custodial account held at a foreign financial institution; any debt or equity interest in a foreign financial institution if such interest is not regularly traded on an established securities market; and, if not held at a financial institution, (1) any stock or security issued by a non-U.S. person, (2) any financial instrument or contract held for investment where the issuer or counterparty is a non-U.S. person, and (3) any interest in an entity which is a non-U.S. person.

Depending on the aggregate value of your investment in specified foreign financial assets, you may be obligated to file an IRS Form 8938 under this provision if you are an individual U.S. Holder.  Pursuant to a recent IRS Notice, reporting by domestic entities of interests in specified foreign financial assets will not be required before the date specified by final regulations, which will not be earlier than taxable years beginning after December 31, 2012.  Penalties apply to any failure to file IRS Form 8938.  Additionally, in the event a U.S. Holder (either a specified individual or specified domestic entity) does not file such form, the statute of limitations on the assessment and collection of U.S. federal income taxes of such U.S. Holder for the related tax year may not close before the date which is three years after the date such information is filed. You should consult your tax advisor as to the possible application to you of this information reporting requirement and related statute of limitations tolling provision.

Backup Withholding and Information Reporting

A holder of the securities (whether a U.S. Holder or a Non-U.S. Holder) may be subject to backup withholding with respect to certain amounts paid to such holder unless it provides a correct taxpayer identification number, complies with certain certification procedures establishing that it is not a U.S. Holder or establishes proof of another applicable exemption, and otherwise complies with applicable requirements of the backup withholding rules.  Backup withholding is not an additional tax.  You can claim a credit against your U.S. federal income tax liability for amounts withheld under the backup withholding rules, and amounts in excess of your liability are refundable if you provide the required information to the IRS in a timely fashion.  A holder of the securities may also be subject to information reporting to the IRS with respect to certain amounts paid to such holder unless it (1) is a Non-U.S. Holder and provides a properly executed IRS Form W-8 (or other qualifying documentation) or (2) otherwise establishes a basis for exemption.

Supplemental Plan of Distribution

Under the terms of a distribution agreement with UBS Financial Services Inc., dated as of March 12, 2014, UBS Financial Services Inc. will act as distributor for the securities. The distributor will receive a fee from Credit Suisse or one of our affiliates of $0.25 per $10.00 principal amount of Securities and will forgo fees for sales to fiduciary accounts. For additional information, see “Underwriting (Conflicts of Interest)” in the accompanying product supplement.

We expect to deliver the Securities against payment for the Securities on the Settlement Date indicated herein, which may be a date that is greater or less than three business days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Settlement Date is more than three business days after the Trade Date, purchasers who wish to transact in the Securities more than three business days prior to the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.